Exhibit 99.B.8.D


                          TRUST FOR INVESTMENT MANAGERS

                     OPERATING EXPENSES LIMITATION AGREEMENT

     THIS OPERATING EXPENSES LIMITATION AGREEMENT (the "Agreement") is effective as of January 1, 2001, by and among TRUST FOR INVESTMENT MANAGERS, a Delaware business trust (the "Trust"), on behalf of the Gilford Oakwood Equity Fund (the "Fund"), a series of the Trust; the advisor of such Fund, Oakwood Capital Management, LLC (the "Advisor"); and the distributor of such Fund, Gilford Securities, Inc. (the "Distributor").

                                   WITNESSETH:

     WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of December 6, 1999 (the "Investment Advisory Agreement"); and

     WHEREAS, the Distributor renders services to the Fund pursuant to the terms and provisions of a Distribution Agreement between the Trust and the Distributor dated as of ________________ (the "Distribution Agreement"); and

     WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses that have not been assumed by the Advisor or the Distributor; and

     WHEREAS, the Advisor and the Distributor desire to limit the Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Advisor and the Distributor to implement those limits;

     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Advisor and the Distributor hereby agree to limit the Fund's current Operating Expenses to an annual rate, expressed as a percentage of the Fund's average annual net assets, of 2.50% (the "Annual Limit"). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due. If the Advisor makes any such payment to the Fund with respect to the Operating Expenses of the Fund as accrued for any month, then the Distributor shall promptly reimburse the Advisor for the amount of such payment in excess of the advisory fees accrued by the Fund for payment to the Advisor for such month pursuant to the Advisory Agreement.
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     2.  DEFINITION.  For  purposes  of  this  Agreement,  the  term  "Operating
Expenses" with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Advisor's investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and all other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

     3. REIMBURSEMENT OF FEES AND EXPENSES. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement. In the event the Advisor receives any such reimbursement, it shall promptly pay to the Distributor a portion thereof equal to the Distributor's portion of the total unreimbursed excess expense payments made by the Advisor and the Distributor pursuant to this Agreement.

     4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect for a rolling ten (10) year period, unless sooner terminated as provided in Paragraph 5 of this Agreement. On an annual basis, this Agreement shall be extended for one (1) additional year for purposes of maintaining the term of the Agreement at a ten (10) year period so long as such extension is approved for the Fund by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

     5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days' written notice to the Advisor and the Distributor. This Agreement may not be terminated by the Advisor or the Distributor without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate if either the Investment Advisory Agreement or the Distribution Agreement is terminated, with such termination effective upon the effective date of such Agreement's termination.

     6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned by any party without the written consent of the other parties.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Securities Exchange Act of 1934 and any rules and regulations promulgated thereunder.

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
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.


TRUST FOR INVESTMENT MANAGERS               OAKWOOD CAPITAL MANAGEMENT, LLC
on behalf of the
Gilford Oakwood Equity Fund


By:                                         By:
    ----------------------------------          --------------------------------

Print name:                                 Print name:
            --------------------------                  ------------------------

Title:                                      Title:
       -------------------------------             -----------------------------


                                            GILFORD SECURITIES, INC.

                                            By:
                                                --------------------------------

                                            Print name:
                                                        ------------------------

                                            Title:
                                                   -----------------------------

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